Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157521 on Form S-3 of our report, dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K of Northern Illinois Gas Company as of December 31, 2010 and for the years ended December 31, 2010 and 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 22, 2012